Exhibit 99.1

State Street Reports First-Quarter Earnings Per Share of $0.99

Operating-Basis Earnings Per Share of $0.75 Up from the Fourth Quarter with 100 Basis Points of Positive Operating Leverage

Fee Revenue Increases 8% Compared to First Quarter of 2009 with Servicing Fees up 15% and Management Fees up 25%

BOSTON--(BUSINESS WIRE)--April 20, 2010--State Street Corporation today announced first-quarter 2010 earnings per common share of $0.99 on revenue of $2.296 billion compared with $1.02 per share on revenue of $2.002 billion in the first quarter of 2009. Expenses in the first quarter of 2010 were $1.579 billion, compared with $1.304 billion in the first quarter of 2009. For the first quarter of 2010, return on common shareholders’ equity was 13.4%, down from 15.7% in the first quarter of 2009.

Compared to the fourth quarter of 2009, first-quarter 2010 revenue, expenses and earnings per share were essentially flat. In the fourth quarter of 2009, revenue was $2.280 billion, expenses were $1.565 billion, and earnings per share were $1.00. For the fourth quarter of 2009, return on common shareholders’ equity was 14.0%.

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on an “operating basis” in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. A full reconciliation of operating-basis results to GAAP results is included in the addendum at the end of this news release. Also see “Additional Information.” Operating-basis net interest revenue for all periods is presented on a fully taxable-equivalent basis and excludes discount accretion related to the conduit assets.

As we indicated in announcing the 2009 full-year and fourth-quarter results, we are now presenting operating-basis results excluding the net interest revenue associated with the discount accretion from the consolidation of the asset-backed commercial paper conduits in the second quarter of 2009 (in addition to the other adjustments we have historically reflected). First-quarter 2010 GAAP results included $212 million of discount accretion, as well as $13 million of merger and integration costs associated with acquisitions. GAAP results in the first quarter of 2009 included $17 million of merger and integration costs associated with Investors Financial Services Corp. (IFIN), partially offset by net interest revenue of $7 million related to State Street’s participation in the Federal Reserve Bank’s Asset-Backed Commercial Paper Money Market Mutual Fund Liquidity Facility. GAAP results in the fourth quarter of 2009 included $230 million of discount accretion and $9 million of merger and integration costs.

Operating-basis revenue in the first quarter of 2010 was $2.116 billion, up 4.4% from $2.027 billion in the first quarter of 2009 and operating-basis expenses were $1.566 billion, up 21.7% from $1.287 billion in the first quarter of 2009. Operating-basis revenue in the first quarter of 2010 was up 1.6% from $2.082 in fourth quarter of 2009 and operating-basis expenses in the first quarter of 2010 were $1.566 billion, up 0.6% from $1.556 billion in the fourth quarter of 2009. These first quarter 2010 revenue and expense results represent 100 basis points of positive operating leverage compared to the fourth quarter of 2009. Operating-basis earnings per share in the first quarter of 2010 were $0.75 compared to operating-basis earnings per share of $1.04 in the first quarter of 2009 and $0.71 in the fourth quarter of 2009. On an operating basis, return on equity of 10.0% in the first quarter of 2010 compared with 15.9% in the first quarter of 2009 and 9.9% in the fourth quarter of 2009.

Joseph L. Hooley, State Street's president and chief executive officer, said, "Our core business performed well, demonstrated by the 8 percent increase in fee revenue compared to the prior-year first quarter due to strength in servicing and asset management fee revenue. In the quarter, our asset servicing businesses added $164 billion in assets to be serviced. Within asset management, net customer cash flows, including customer wins and losses, were modestly negative. This decline, however, was more than offset by appreciation of assets under management, with total assets under management remaining in excess of $1.9 trillion at March 31, 2010. These new wins, our solid sales pipeline, as well as the continued installations of large wins from last year, give us confidence that our core business will continue to perform well. Our capital levels remain strong and are well in excess of the regulatory “well capitalized” requirements. We achieved 100 basis points of operating leverage compared to the fourth quarter of 2009, as we continued to manage expenses very carefully.”

Hooley continued, “Spread compression continue to impact securities finance and weak cross-border customer volumes and low volatility continue to restrain foreign exchange. These headwinds, plus the low interest-rate environment, have shaped our view of 2010 as a transition year to a more normalized environment. We closed the Mourant International Finance Administration acquisition in early April and anticipate closing our proposed acquisition of Intesa Sanpaolo’s Securities Services business later this quarter, pending regulatory approval and satisfaction of other closing conditions. We expect the two acquisitions to add to revenue and to be modestly accretive to operating-basis earnings this year. As a result, we continue to expect that our operating-basis earnings per share will be slightly higher than the operating-basis $3.32 per share last year, excluding discount accretion.”

Hooley concluded, “We continue to believe we are well positioned against global growth opportunities and that, over economic and market cycles, we will maintain our long-term financial goals of operating-basis revenue growth of 8 percent to 12 percent, growth in operating-basis earnings per share of 10 percent to 15 percent, and operating-basis return on equity of between 14 percent and 17 percent.”

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating basis where noted. The tier 1 capital and tier 1 leverage ratios are capital ratios used regularly by bank regulatory authorities to evaluate the Company’s capital adequacy. The tier 1 common ratio was used by the Federal Reserve in connection with its Supervisory Capital Assessment Program. The TCE and TCE/risk-weighted assets ratios are other capital ratios management believes provide additional context for understanding and assessing the Company’s capital adequacy. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. See “Additional Information” for a further description of these ratios and the addendum at the end of this news release for reconciliations applicable to the tier 1 common and TCE ratios.

	Q1 2010	Q4 2009	Increase/(decrease)		Q1 2009	Increase/(decrease)
(dollars in millions)
Total revenue(1)	$2,116	$2,082	$34	1.6%	$2,027	$89	4.4%
Total expenses(1)	1,566	1,556	10	0.6%	1,287	279	21.7%
Total assets(2)	153,971	157,946	(3,975)	(2.5)%	142,144	11,827	8.3%
Unrealized loss on investment portfolio, after-tax(2)	(1,435)	(2,286)	851	37.2%	(5,851)	4,416	75.5%
AUCM (dollars in billions)
Assets under custody and administration(2)(3)	$19,041	$18,795	$246	1.3%	$15,035	$4,006	26.6%
Assets under management(2)	1,929	1,911	18	0.9%	1,395	534	38.3%
Earnings per common share(1)	$0.75	$0.71	$0.04	5.6%	$1.04	$(0.29)	(27.9)%
Return on common equity (1)	10.0%	9.9%	10 bps		15.9%	(590) bps
Tier 1 capital ratio(2)	18.1%	17.7%	40 bps		19.1%	(100) bps
Tier 1 leverage ratio(2)	9.0%	8.5%	50 bps		10.4%	(140) bps
Tier 1 common ratio(2)	15.9%	15.6%	30 bps		14.7%	120 bps
TCE ratio(2)	7.5%	6.6%	90 bps		5.9%	160 bps
TCE/RWA ratio(2)	14.1%	12.8%	130 bps		8.2%	590 bps

(1) Presented on an operating basis.  Operating-basis results for the fourth quarter of 2009 presented in this news release have been adjusted to reflect the 2010 basis of presentation and therefore exclude discount accretion from the consolidation of the asset-backed commercial paper conduits.  Consequently, these operating-basis results may differ from previously disclosed operating-basis results for the same period.

(2) As of period end.

(3) Includes assets under custody of $14,058 billion, $13,748 billion, and $11,337 billion, respectively, as of Q1 2010, Q4 2009, and Q1 2009.

Total assets were $154 billion at March 31, 2010, compared with $158 billion at December 31, 2009 and $142 billion at March 31, 2009. Excluding $19 billion of excess deposits held at the Federal Reserve and other central banks at March 31, 2010, $22 billion at December 31, 2009, and $30 billion at March 31, 2009, the normalized balance sheet was $135 billion at March 31, 2010, compared to a normalized balance sheet of $136 billion at December 31, 2009 and $112 billion at March 31, 2009. State Street’s regulatory capital ratios continue to be strong as of March 31, 2010, with the Company’s tier 1 capital ratio at 18.1% and its leverage ratio at 9.0%. In addition, at that date, the Company’s tier 1 common ratio was 15.9%, its TCE to risk-weighted assets ratio was 14.1%, and its TCE ratio was 7.5%.

At March 31, 2010, the after-tax, unrealized mark-to-market losses in the investment portfolio were $1.44 billion, down from $2.29 billion at December 31, 2009, and down about 75% from $5.85 billion as of March 31, 2009.

In the first quarter of 2010, discount accretion of $212 million, or $0.25 per share, contributed to State Street’s capital strength, and the Company expects a total of about $800 million of accretion in 2010, and expects about $4.1 billion in total on a pre-tax basis to accrete into interest revenue over the remaining lives of the assets, based on anticipated pre-payments, credit quality, sales-to-date, and assuming the Company holds the securities to maturity.

FIRST-QUARTER 2010 RESULTS VS. YEAR-AGO FIRST QUARTER

Servicing fees were up 15% to $880 million from $766 million in last year’s first quarter. The increase was attributable primarily to new business as well as the increase in daily average equity valuations. Total assets under custody and administration were $19.041 trillion at March 31, 2010, up 27%, compared with $15.035 trillion at March 31, 2009. Daily average values for the S&P 500 Index were up 39% and the MSCI® EAFE IndexSM increased approximately 43% from the first quarter of 2009.

Investment management fees, generated by State Street Global Advisors, were $226 million, up 25% from $181 million in the year-ago quarter. The increase in management fees was attributable primarily to the increase in average month-end equity valuations. Average month-end equity valuations were up about 42% as measured by the S & P 500 and were up 45% as measured by the MSCI EAFE indexSM. Total assets under management at March 31, 2010, were $1.929 trillion, up 38% compared to $1.395 trillion at March 31, 2009.

Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, was $242 million for the first quarter of 2010, down slightly from $245 million in the first quarter a year ago. Foreign exchange revenue decreased 30% primarily due to lower volatility, offset partially by higher volumes. Brokerage and other fees doubled due primarily to strength in electronic trading. In the first quarter of 2009, brokerage fee revenue was affected by lower market valuations on several securities held in the trading account.

Securities finance revenue was $72 million in the quarter, down 60% from $181 million in the year-ago first quarter due primarily to compressed spreads, partially offset by slightly higher volumes.

Processing fees and other revenue was $120 million, up 145% from $49 million in the first quarter of 2009 due primarily to a gain from an early buyout of a legacy leasing transaction and improved revenue from structured products.

Net interest revenue on a fully-taxable equivalent basis (including a tax–equivalent adjustment of $32 million and discount accretion of $212 million) was $693 million, and on an operating basis, excluding discount accretion, was $481 million, a decrease of 18% from $589 million in the year-ago first quarter due primarily to the impact of the continuing low interest-rate environment, as well as compression in LIBOR spreads. Net interest margin, including the discount accretion, was 234 basis points in the first quarter of 2010 compared to 201 basis points in the first quarter of 2009. Operating-basis net interest margin was 162 basis points in the first quarter of 2010.

In the quarter, we recorded $192 million of net gains from sales of securities, partially offset by $97 million of other-than-temporary impairment, resulting in $95 million of net gains related to investment securities. In addition, we recorded a $15 million provision for loan losses, primarily related to commercial real estate exposures.

Operating-basis expenses in the first quarter of 2010 increased 22% compared to the year-ago quarter due to increases in salaries and benefits expenses as well as other expenses. Salaries and benefits expenses increased to $883 million, or 21%, because in the first quarter of 2009, we did not accrue discretionary cash incentive compensation in order to support our TCE improvement plan. Other expenses increased 71% to $245 million due to an unusually low level of these expenses in the first quarter of 2009. Transaction processing expense of $153 million increased 17% attributable to higher volumes in the investment servicing business, and information systems and communications expense increased 4% to $167 million. Occupancy expense decreased 2% to $118 million.

The effective tax rate on first-quarter 2010 GAAP earnings was 29.5%, compared to 22.5% in the first quarter of 2009. The effective tax rate on operating-basis earnings for the first quarter of 2010 was 26.2%, up from 22.7% on the same basis for the first quarter of 2009. The increase in the effective tax rate on GAAP and operating-basis earnings is due to the non-recurrence of certain reductions in prior-period tax accruals recorded in the first quarter of 2009. The effective tax rate on operating-basis earnings for the full year 2010 is expected to be between 28% and 29%.

FIRST-QUARTER 2010 RESULTS VS. FOURTH QUARTER 2009

The following information is presented on an operating basis. Earnings per common share in the first quarter of 2010 were $0.75 up 6% from $0.71 in the fourth quarter of 2009. Total revenue in the first quarter of $2.116 billion was up 1.6% compared with fourth-quarter revenue of $2.082 billion. Total expenses for the first quarter of 2010 were $1.566 billion, up 0.6% compared with $1.556 in the fourth quarter. As a result, we achieved 100 basis points of positive operating leverage comparing the results of the first quarter of 2010 with those of the fourth quarter of 2009. Return on common shareholders’ equity of 10.0% compares with 9.9% in the fourth quarter of 2009.

The table below provides the components of operating-basis revenue:

Operating-Basis Revenue			Increase/(Decrease)
(Dollars in millions)	Q1 2010	Q4 2009	$	%
Servicing fees	$880	$882	$(2)	(0.2)%
Investment management fees	226	231	(5)	(2.2)
Trading services revenue	242	270	(28)	(10.4)
Securities finance revenue	72	83	(11)	(13.3)
Processing fees and other revenue	120	60	60	100.0
Net interest revenue, fully-taxable equivalent basis(1)	481	499	(18)	(3.6)
Gains related to investment securities, net	95	57	38	66.7
Total Operating-Basis Revenue	$2,116	$2,082	$34	1.6%

(1) Information for the first quarter of 2010 and the fourth quarter of 2009 each reflect $32 million of tax-equivalent adjustments. GAAP-basis revenue for the first quarter of 2010 and the fourth quarter of 2009 included $212 million and $230 million, respectively, of discount accretion, resulting in GAAP-basis net interest revenue of $661 million and $697 million, respectively, for those periods. Operating-basis results for the fourth quarter of 2009 presented in this news release have been adjusted to reflect the 2010 basis of presentation and therefore exclude discount accretion. Consequently, these operating-basis results may differ from previously disclosed operating-basis results for the same period.

Servicing fees were $880 million, down slightly from $882 million in the fourth quarter due primarily to a stronger US dollar and lower volumes, partially offset by new business and the impact of higher average equity markets. Management fees were $226 million down 2% from $231 million primarily due to lower performance fees in the first quarter of 2010. Trading services revenue was $242 million, compared to $270 million due to lower brokerage and other revenue as well as lower volumes and lower volatility in foreign exchange services. Securities finance revenue was $72 million, down 13% from $83 million in the prior quarter primarily due to compressed spreads, partially offset by slightly increased volumes. Processing fees and other revenue increased from $60 million to $120 million due primarily to a gain from an early buyout of a legacy leasing transaction. Fully taxable-equivalent net interest revenue in the fourth quarter of 2009 totaled $729 million, and included a tax-equivalent adjustment of $32 million and discount accretion of $230 million. On an operating basis, excluding accretion, net interest revenue in the first quarter of 2010 was $481 million, down 4% from $499 million in the fourth quarter of 2009 due to the reinvestment of the investment portfolio at lower rates.

The table below provides the components of operating-basis expenses for the indicated periods:

Operating-Basis Expenses			Increase/(Decrease)
(Dollars in millions)	Q1 2010	Q4 2009	$	%
Salaries and employee benefits	$883	$791	$92	11.6
Information systems and communications	167	163	4	2.5
Transaction processing services	153	158	(5)	(3.2)
Occupancy	118	115	3	2.6
Other	245	329	(84)	(25.5)
Total Operating-Basis Expenses	$1,566	$1,556	$10	0.6%

Compared to the fourth quarter of 2009, salaries and employee benefits expense increased 12% to $883 million from $791 million primarily due to a higher level of incentive compensation accruals recorded in the first quarter and increased benefit costs. Other expenses declined 26% to $245 million. Other expenses in the fourth quarter included a previously disclosed legal settlement.

ADDITIONAL INFORMATION

All per share amounts represent fully diluted earnings per common share. Return on common shareholders’ equity is determined by dividing annualized net income available to common shareholders by average common shareholders’ equity for the period. Positive operating leverage is defined as the excess rate of growth of total revenue over the rate of growth of total expenses, each determined on an operating basis.

This news release includes financial information presented on a GAAP basis as well as on an operating basis. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A full reconciliation of operating-basis results to GAAP results is included in the addendum at the end of this news release.

Management believes that the use of other non-GAAP financial measures in the calculation of capital ratios is useful to understanding State Street’s capital position and of interest to investors. Below is a description of, and other information with respect to, the capital ratios referenced in this news release.

  The tier 1 risk-based capital, or tier 1 capital, and tier 1 leverage ratios, as applicable, are each calculated in accordance with applicable bank regulatory requirements and, as permitted, exclude the impact of commercial paper purchased under the Federal Reserve Bank of Boston’s AMLF.
  The tier 1 risk-based common, or tier 1 common, ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The tier 1 common ratio is not required by GAAP or on a recurring basis by bank regulations. Management is currently monitoring this ratio, along with the other capital ratios described in this news release, in evaluating State Street’s capital levels and believes that, at this time, the ratio may be of interest to investors.

  Reconciliations with respect to unaudited tier 1 common capital as of March 31, 2010, December 31, 2009, and March 31, 2009 are provided in the addendum at the end of this news release.
  The ratio of tangible common equity to adjusted tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude commercial paper purchased under the AMLF and cash balances on deposit at the Federal Reserve Bank and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and adjusted tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the unaudited TCE ratio as of March 31, 2010, December 31, 2009, and March 31, 2009 are provided in the addendum at the end of this news release.
  The ratio of tangible common equity to risk-weighted assets, or TCE/RWA ratio, is calculated by dividing consolidated total common shareholders’ equity (reduced by goodwill and other intangible assets net of related deferred taxes) by total risk-weighted assets (determined in accordance with applicable bank regulatory requirements). As permitted by bank regulations, total risk-weighted assets exclude commercial paper purchased under the AMLF. The TCE/RWA ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE/RWA ratio, our TCE/RWA ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the unaudited TCE/RWA ratio as of March 31, 2010, December 31, 2009, and March 31, 2009 are included in the addendum at the end of this news release.

INVESTOR CONFERENCE CALL

State Street will webcast an investor conference call today, Tuesday, April 20, 2010, at 9:00 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 706/679-5594 or +1 888/391-4233 (Conference ID #62659468). Recorded replays of the conference call will be available on the web site, and by telephone at +1 706/645-9291 or +1 800/642-1687 (Conference ID#62659468), beginning approximately two hours after the call’s completion. The telephone replay will be available for two weeks following the conference call. This news release, presentation materials referred to on the conference call, and additional financial information are available on State Street’s website, at www.statestreet.com/stockholder under “Investor Information--Latest News, Annual Reports and Financial Trends—Financial Trends,” and “Investor Events and Presentations.”

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $19.041 trillion in assets under custody and administration and $1.929 trillion in assets under management at March 31, 2010, State Street operates in 25 countries and more than 100 geographic markets and employs 27,700 worldwide. For more information, visit State Street’s web site at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements as defined by United States securities laws, including statements about our goals and expectations regarding our business, financial condition, results of operations and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often identified by such forward-looking terminology as “plan,” “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this news release.

Important factors that may affect future results and outcomes include, but are not limited to:

  financial market disruptions and the economic recession, whether in the U.S. or internationally, and monetary and other governmental actions, including regulation, taxes and fees, designed to address or otherwise be responsive to such disruptions and recession, including actions taken in the U.S. and internationally to address the financial and economic disruptions that began in 2007;
  increases in the volatility of, or declines in the levels of, our net interest revenue, changes in the composition of the assets on our consolidated balance sheet and the possibility that we may be required to change the manner in which we fund those assets;
  the financial strength and continuing viability of the counterparties with which we or our customers do business and to which we have investment, credit or financial exposure;
  the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities, and the liquidity requirements of our customers;
  the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;
  the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;
  the ability to complete our announced and pending acquisitions, as well as future acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required, and the ability to satisfy other closing conditions;
  the risks that acquired businesses will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that customer and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with customers, employees or regulators;
  the possibility of our customers incurring substantial losses in investment pools where we act as agent, and the possibility of further general reductions in the valuation of assets;
  our ability to attract deposits and other low-cost, short-term funding;
  potential changes to the competitive environment, including changes due to the effects of consolidation and perceptions of State Street as a suitable service provider or counterparty;
  the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;
  our ability to measure the fair value of the investment securities on our consolidated balance sheet;
  the results of litigation, government investigations and similar disputes or proceedings;
  the enactment of new legislation and changes in governmental regulation and enforcement that affect us or our customers, and which may increase our costs and expose us to risk related to compliance;
  adverse publicity or other reputational harm;
  the performance and demand for the products and services we offer, including the level and timing of withdrawals from our collective investment products;
  our ability to grow revenue, attract and/or retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;
  our ability to control operating risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will fail or be circumvented;
  the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
  changes in accounting standards and practices; and
  changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that impact the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2009 Annual Report on Form 10-K, and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on Risk Factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, April 20, 2010, and we do not undertake efforts to revise those forward-looking statements to reflect events after this date.

State Street Corporation
Earnings Release Addendum

Consolidated Financial Highlights
March 31, 2010

	Quarters Ended			% Change
				Q1 2010	Q1 2010
(Dollars in millions, except per share amounts	March 31,	December 31,	March 31,	vs.	vs.
or where otherwise noted)	2010	2009	2009	Q4 2009	Q1 2009
Revenue:
Fee revenue	$1,540	$1,526	$1,422
Net interest revenue	661	697	564
Net gains from sales of available-for-sale securities	192	108	29
Losses from other-than-temporary impairment	(97)	(51)	(13)
Total Revenue	2,296	2,280	2,002	1%	15%

Provision for Loan Losses	15	35	84

Total Expenses:
Expenses from operations	1,566	1,556	1,287	1	22
Merger and integration costs	13	9	17	44	(24)

Net Income	495	498	476	(1)	4

Net Income Available to Common Shareholders	495	498	445	(1)	11

Diluted Earnings Per Common Share	.99	1.00	1.02	(1)	(3)

Average Diluted Common Shares Outstanding (in thousands)	498,056	497,615	435,299

Cash Dividends Declared Per Common Share	$.01	$.01	$.01
Closing Price Per Share of Common Stock (at quarter end)	45.14	43.54	30.78

Ratios:
Return on common equity	13.4%	14.0%	15.7%
Net interest margin, fully taxable-equivalent basis	2.34	2.35	2.01
Tier 1 risk-based capital	18.1	17.7	19.1
Total risk-based capital	19.5	19.1	20.5
Tier 1 leverage	9.0	8.5	10.4
Tier 1 common to risk-weighted assets (1)	15.9	15.6	14.7
Tangible common equity to tangible assets (1)	7.5	6.6	5.9
Tangible common equity to risk-weighted assets (1)	14.1	12.8	8.2

At Quarter End:
Assets Under Custody and Administration(2) (in trillions)	$19.04	$18.79	$15.03
Assets Under Management (in trillions)	1.93	1.91	1.40

(1) Refer to accompanying reconciliation for additional information.

(2) Includes assets under custody of $14.06 trillion, $13.75 trillion, and $11.34 trillion, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters Ended March 31, 2010 and March 31, 2009

	Quarters Ended
	March 31,	March 31,
(Dollars in millions, except per share amounts)	2010	2009	% Change

Fee Revenue:
Servicing fees	$880	$766	15%
Management fees	226	181	25
Trading services	242	245	(1)
Securities finance	72	181	(60)
Processing fees and other	120	49	145
Total fee revenue	1,540	1,422	8

Net Interest Revenue:
Interest revenue	878	738	19
Interest expense	217	174	25
Net interest revenue (1)	661	564	17

Gains related to investment securities, net:
Net gains from sales of available-for-sale securities	192	29
Losses from other-than-temporary impairment	(240)	(13)
Losses not related to credit	143	-
Gains related to investment securities, net	95	16

Total revenue	2,296	2,002	15

Provision for loan losses	15	84

Expenses:
Salaries and employee benefits	883	731	21
Information systems and communications	167	161	4
Transaction processing services	153	131	17
Occupancy	118	121	(2)
Merger and integration costs	13	17	(24)
Other	245	143	71
Total expenses	1,579	1,304	21
Income before income tax expense	702	614	14
Income tax expense	207	138
Net income	$495	$476	4

Adjustments to net income:
Dividend on preferred stock	$-	$(25)
Accretion of preferred stock discount	-	(6)
	-	(31)
Net income available to common shareholders	$495	$445	11

Earnings Per Common Share:
Basic (2)	$.99	$1.03	(4)
Diluted	.99	1.02	(3)

Average Common Shares Outstanding (in thousands):
Basic	494,588	432,179
Diluted	498,056	435,299

Selected consolidated financial information presented above was prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $693 million and $596 million for the quarters ended March 31, 2010 and 2009, respectively. These amounts include tax-equivalent adjustments of $32 million for each of the quarters ended March 31, 2010 and 2009.

(2) Basic earnings per common share on distributed earnings were $.01 and $.24 for the quarters ended March 31, 2010 and 2009, respectively. Basic earnings per common share on undistributed earnings were $.98 and $.79 for the quarters ended March 31, 2010 and 2009, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters Ended March 31, 2010 and December 31, 2009

	Quarters Ended
	March 31,	December 31,
(Dollars in millions, except per share amounts)	2010	2009	% Change

Fee Revenue:
Servicing fees	$880	$882	(0)%
Management fees	226	231	(2)
Trading services	242	270	(10)
Securities finance	72	83	(13)
Processing fees and other	120	60	100
Total fee revenue	1,540	1,526	1

Net Interest Revenue:
Interest revenue	878	877	0
Interest expense	217	180	21
Net interest revenue (1)	661	697	(5)

Gains related to investment securities, net:
Net gains from sales of available-for-sale securities	192	108
Losses from other-than-temporary impairment	(240)	(257)
Losses not related to credit	143	206
Gains related to investment securities, net	95	57

Total revenue	2,296	2,280	1

Provision for loan losses	15	35

Expenses:
Salaries and employee benefits	883	791	12
Information systems and communications	167	163	2
Transaction processing services	153	158	(3)
Occupancy	118	115	3
Merger and integration costs	13	9	44
Other	245	329	(26)
Total expenses	1,579	1,565	1
Income before income tax expense	702	680	3
Income tax expense	207	182	14
Net income	$495	$498	(1)

Earnings Per Common Share:
Basic (2)	$.99	$1.01	(2)
Diluted	.99	1.00	(1)

Average Common Shares Outstanding (in thousands):
Basic	494,588	493,459
Diluted	498,056	497,615

Selected consolidated financial Information presented above was prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $693 million and $729 million for the quarters ended March 31, 2010 and December 31, 2009, respectively. These amounts include tax-equivalent adjustments of $32 million for each of the quarters ended March 31, 2010 and December 31, 2009.

(2) Basic earnings per common share on distributed earnings was $.01 and $.01 for the quarters ended March 31, 2010 and December 31, 2009, and on undistributed earnings were $.98 and $1.00 for the quarters ended March 31, 2010 and December 31, 2009, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
Quarters Ended March 31, 2010 and March 31, 2009

	Quarters Ended (1)
	March 31,	March 31,
(Dollars in millions, except per share amounts)	2010	2009	% Change

Fee Revenue:
Servicing fees	$880	$766	15%
Management fees	226	181	25
Trading services	242	245	(1)
Securities finance	72	181	(60)
Processing fees and other	120	49	145
Total fee revenue	1,540	1,422	8

Net Interest Revenue:
Interest revenue, operating basis	698	746	(6)
Interest expense	217	157	38
Net interest revenue, operating basis	481	589	(18)

Gains related to investment securities, net	95	16
Total revenue, operating basis	2,116	2,027	4.4

Provision for loan losses	15	84

Expenses:
Salaries and employee benefits	883	731	21
Information systems and communications	167	161	4
Transaction processing services	153	131	17
Occupancy	118	121	(2)
Other	245	143	71
Total expenses, operating basis	1,566	1,287	21.7
Income before income tax expense, operating basis	535	656	(18)
Income tax expense, operating basis	132	142
Tax-equivalent adjustment	32	32
Net income, operating basis	$371	$482	(23)

Net income available to common shareholders, operating basis	$371	$451	(18)

Diluted earnings per common share, operating basis	$.75	$1.04	(28)

Average diluted common shares outstanding (in thousands)	498,056	435,299

Return on common equity, operating basis	10.0%	15.9%

(1) Refer to the accompanying reconciliation of reported results to operating-basis results.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
Quarters Ended March 31, 2010 and December 31, 2009

	Quarters Ended (1)
	March 31,	December 31,
(Dollars in millions, except per share amounts)	2010	2009	% Change

Fee Revenue:
Servicing fees	$880	$882	(0)%
Management fees	226	231	(2)
Trading services	242	270	(10)
Securities finance	72	83	(13)
Processing fees and other	120	60	100
Total fee revenue	1,540	1,526	1

Net Interest Revenue:
Interest revenue, operating basis	698	679	3
Interest expense	217	180	21
Net interest revenue, operating basis	481	499	(4)

Gains related to investment securities, net	95	57
Total revenue, operating basis (2)	2,116	2,082	1.6

Provision for loan losses	15	35

Expenses:
Salaries and employee benefits	883	791	12
Information systems and communications	167	163	2
Transaction processing services	153	158	(3)
Occupancy	118	115	3
Other	245	329	(26)
Total expenses, operating basis (2)	1,566	1,556	0.6
Income before income tax expense, operating basis	535	491	9
Income tax expense, operating basis	132	106
Tax-equivalent adjustment	32	32
Net income, operating basis	$371	$353	5

Diluted earnings per common share, operating basis	$.75	$.71	6

Average diluted common shares outstanding (in thousands)	498,056	497,615

Return on common equity, operating basis	10.0%	9.9%

(1) Refer to the accompanying reconciliation of reported results to operating-basis results.

(2) For the quarter ended March 31, 2010, positive operating leverage in the quarter-over-quarter comparison was 100 basis points, based on an increase in total operating-basis revenue of 1.6% and an increase in total operating-basis expenses of 0.6%.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarters Ended March 31, 2010 and March 31, 2009

(Dollars in millions, except per share amounts)	Quarter Ended March 31, 2010				Quarter Ended March 31, 2009

	Reported			Operating	Reported			Operating
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$880			$880	$766			$766
Management fees	226			226	181			181
Trading services	242			242	245			245
Securities finance	72			72	181			181
Processing fees and other	120			120	49			49
Total fee revenue	1,540			1,540	1,422			1,422

Net Interest Revenue:
Interest revenue	878	$(180)	(1)	698	738	$8	(5)	746
Interest expense	217	-		217	174	(17)	(6)	157
Net interest revenue	661	(180)		481	564	25		589

Gains related to investment securities, net	95	-		95	16	-		16
Total revenue	2,296	(180)		2,116	2,002	25		2,027

Provision for loan losses	15	-		15	84	-		84

Expenses:
Salaries and employee benefits	883	-		883	731	-		731
Information systems and communications	167	-		167	161	-		161
Transaction processing services	153	-		153	131	-		131
Occupancy	118	-		118	121	-		121
Merger and integration costs	13	(13)	(2)	-	17	(17)	(2)	-
Other	245	-		245	143	-		143
Total expenses	1,579	(13)		1,566	1,304	(17)		1,287
Income before income tax expense	702	(167)		535	614	42		656
Income tax expense	207	(75)	(3)	132	138	4	(7)	142
Tax-equivalent adjustment	-	32	(4)	32	-	32	(4)	32
Net income	$495	$(124)		$371	$476	$6		$482

Net income available to common shareholders	$495	$(124)		$371	$445	$6		$451

Diluted earnings per common share	$.99	$(.24)		$.75	$1.02	$.02		$1.04

Average diluted common shares outstanding (in thousands)	498,056	498,056		498,056	435,299	435,299		435,299

Return on common equity	13.4%	(3.4)%		10.0%	15.7%	0.2%		15.9%

(1) Represents tax-equivalent adjustment of $32 million, which is not included in reported results, net of $212 million of discount accretion for the period, primarily related to a portion of the aggregate difference between the fair value and the par value of the asset-backed commercial paper conduits' investment securities on the date of consolidation of the conduits onto the balance sheet.

(2) Represents merger and integration costs.

(3) Represents $8 million of income tax benefit related to the merger and integration costs net of $83 million of income tax expense related to discount accretion.

(4) Represents tax-equivalent adjustment, which is not included in reported results.

(5) Represents tax-equivalent adjustment of $32 million, which is not included in reported results, net of $24 million of interest revenue related to the AMLF.

(6) Represents interest expense related to the AMLF.

(7) Represents $3 million of income tax expense related to the AMLF net of $7 million of income tax benefit related to merger and integration costs.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter Ended December 31, 2009

(Dollars in millions, except per share amounts)	Quarter Ended December 31, 2009

	Reported			Operating
	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$882			$882
Management fees	231			231
Trading services	270			270
Securities finance	83			83
Processing fees and other	60			60
Total fee revenue	1,526			1,526

Net Interest Revenue:
Interest revenue	877	$(198)	(1)	679
Interest expense	180	-		180
Net interest revenue	697	(198)		499

Gains related to investment securities, net	57	-		57
Total revenue	2,280	(198)		2,082

Provision for loan losses	35	-		35

Expenses:
Salaries and employee benefits	791	-		791
Information systems and communications	163	-		163
Transaction processing services	158	-		158
Occupancy	115	-		115
Merger and integration costs	9	(9)	(2)	-
Other	329	-		329
Total expenses	1,565	(9)		1,556
Income before income tax expense	680	(189)		491
Income tax expense	182	(76)	(3)	106
Tax-equivalent adjustment	-	32	(1)	32
Net income available to common shareholders	$498	$(145)		$353

Diluted earnings per common share	$1.00	$(.29)		$.71

Average diluted common shares outstanding (in thousands)	497,615	497,615		497,615

Return on common equity	14.0%	(4.1)%		9.9%

(1) Represents tax-equivalent adjustment of $32 million, which is not included in reported results, net of $230 million of discount accretion for the period, related to a portion of the aggregate difference between the fair value and the par value of the asset-backed commercial paper conduits' investment securities on the date of consolidation of the conduits onto the balance sheet.

(2) Represents merger and integration costs recorded in connection with the acquisition of Investors Financial.

(3) Represents $15 million of aggregate income tax benefit related to merger and integration costs and the provision for legal exposure associated with certain fixed-income strategies managed by SSgA, net of $91 million of income tax expense related to discount accretion.

STATE STREET CORPORATION
Earnings Release Addendum

TANGIBLE COMMON EQUITY AND TIER 1 COMMON RATIOS
As of Period End

The table set forth below presents the calculations of State Street's ratios of tangible common equity to total tangible assets and to total risk-weighted assets, and its ratios of tier 1 common capital to total risk-weighted assets.

		For the periods ended
		March 31,	December 31,	March 31,
(Dollars in millions)		2010	2009	2009

Consolidated Total Assets		$153,971	$157,946	$142,144
Less:
Goodwill		4,515	4,550	4,493
Other intangible assets		1,768	1,810	1,809
AMLF investment securities		-	-	740
Excess reserves held at central banks		19,235	21,731	29,963
Adjusted assets		128,453	129,855	105,139
Plus:
Deferred tax liability		515	521	540
Total tangible assets	A	$128,968	$130,376	$105,679

Consolidated Total Common Shareholders' Equity		$15,410	$14,491	$11,969
Less:
Goodwill		4,515	4,550	4,493
Intangible assets		1,768	1,810	1,809
Adjusted equity		9,127	8,131	5,667
Plus deferred tax liability		515	521	540
Total tangible common equity	B	$9,642	$8,652	$6,207

Tangible common equity ratio	B/A	7.5%	6.6%	5.9%

Ratio of tangible common equity to total risk-weighted assets	B/D	14.1%	12.8%	8.2%

Tier 1 capital		$12,335	$12,005	$14,567
Less:
Trust preferred securities		1,450	1,450	1,450
TARP preferred stock		-	-	1,889
Tier 1 common capital	C	$10,885	$10,555	$11,228

Total risk-weighted assets	D	68,247	67,691	76,138

Ratio of tier 1 common capital to total risk-weighted assets	C/D	15.9%	15.6%	14.7%

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED STATEMENT OF CONDITION

	March 31,	December 31,	March 31,
(Dollars in millions, except per share amounts)	2010	2009	2009

Assets
Cash and due from banks	$2,097	$2,641	$3,539
Interest-bearing deposits with banks	24,269	26,632	34,906
Securities purchased under resale agreements	1,914	2,387	1,291
Trading account assets	147	148	4,872
Investment securities available for sale	72,956	72,699	54,295
Investment securities held to maturity purchased under money
market liquidity facility	-	-	740
Investment securities held to maturity	19,831	20,877	15,439
Loans and leases (net of allowance of $91, $79 and $94)	12,245	10,729	7,644
Premises and equipment	1,880	1,953	2,029
Accrued income receivable	1,563	1,497	1,498
Goodwill	4,515	4,550	4,493
Other intangible assets	1,768	1,810	1,809
Other assets	10,786	12,023	9,589
Total assets	$153,971	$157,946	$142,144

Liabilities
Deposits:
Noninterest-bearing	$13,550	$11,969	$13,247
Interest-bearing -- U.S.	8,240	5,956	12,691
Interest-bearing -- Non-U.S.	68,546	72,137	57,978
Total deposits	90,336	90,062	83,916

Securities sold under repurchase agreements	8,894	10,542	10,388
Federal funds purchased	4,386	4,532	1,402
Short-term borrowings under money market liquidity facility	-	-	740
Other short-term borrowings	16,514	20,200	15,646
Accrued taxes and other liabilities	9,616	9,281	7,789
Long-term debt	8,815	8,838	8,405
Total liabilities	138,561	143,455	128,286

Shareholders' Equity
Preferred stock, no par: authorized 3,500,000; 20,000 shares issued and outstanding
	-	-	1,889
Common stock, $1 par: authorized 750,000,000 shares; 501,748,047, 495,365,571 and 434,798,034 shares issued
	502	495	435
Surplus	9,222	9,180	6,964
Retained earnings	7,588	7,071	9,575
Accumulated other comprehensive loss	(1,885)	(2,238)	(4,987)
Treasury stock (at cost 429,434, 431,832 and 421,803 shares)	(17)	(17)	(18)
Total shareholders' equity	15,410	14,491	13,858
Total liabilities and shareholders' equity	$153,971	$157,946	$142,144

CONTACT:
State Street Corporation
Edward J. Resch, +1 617-664-1110
or
Investors:
Kelley MacDonald, +1 617-664-3477
or
Media:
Hannah Grove, +1 617-664-3377